Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Houlihan Lokey, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-206337) on Form S-8 and in the registration statements (Nos. 333-214358, 333-215801 and 333-221057) on Form S-3 of Houlihan Lokey, Inc. of our reports dated May 23, 2019, with respect to the consolidated balance sheets of Houlihan Lokey, Inc. as of March 31, 2019 and 2018, the related consolidated statements of comprehensive income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 2019, and the related notes (and financial statement schedule II - Valuation and Qualifying Accounts), and the effectiveness of internal control over financial reporting as of March 31, 2019, which reports appear in the March 31, 2019 annual report on Form 10-K of Houlihan Lokey, Inc.

/s/ KPMG LLP
Los Angeles, California
May 23, 2019